Exhibit 10(u)

ASSIGNMENT AND ASSUMPTION OF LEASE
AND CONSENT OF LANDLORD

This Assignment and Assumption of Lease and Consent of Landlord (this “Assignment”) is made and entered into as of November [14], 2008 (the “Effective Date”), by and among Westgroup Grove Isle Associates, Ltd. (“Assignor”), and Grove Hotel Partners LLC (“Assignee”), and is joined by Grove Isle Associates, LLLP [f/k/a Grove Isle Associates, Ltd.] (“Landlord”) for the purposes herein expressed, in reference to the following:

RECITALS

A. Landlord and Assignor previously entered into that certain Amended and Restated Lease Agreement dated as of November 19, 1996, between Assignor as Lessee and Grove Isle Associates, Ltd. as Landlord (the “Base Lease”), which Base Lease was amended by that certain Amendment to Amended and Restated Lease Agreement dated December 10, 1999 (the "First Amendment") and that certain Second Amendment to Amended and Restated Lease Agreement dated September 15, 2004 (the "Second Amendment," and together with the First Amendment and the Base Lease, the "Lease"), with respect to certain real property and improvements located at 4 Grove Isle Drive, Miami, Coconut Grove, Florida, as more particularly described in the Lease (the “Leased Premises”).  True and complete copies of the Base Lease and the First Amendment and the Second Amendment are attached hereto as composite Exhibit “A.”

B. Landlord, Grove Isle Club, Inc. and Grove Isle Investments, Inc. entered in to that certain Master Agreement with Assignor dated November 19, 1996 (the “Master Agreement,” and together with the Lease, the “Lease Documents”), a true and complete copy of which is attached hereto as Exhibit “B.”

C. Landlord and Assignee also entered in to that certain Agreement Regarding Deferred Maintenance dated November 7, 2008 (the “Deferred Maintenance Agreement”).

D. Assignor now desires to assign and transfer to Assignee, and Assignee now desires to assume from Assignor, all of Assignor’s right, title, interest and obligations in, to and under the Lease Documents.

E. Pursuant to the terms of the Lease, Assignor and Assignee desire that Landlord consent to such assignment of the Lease Documents and Landlord is willing to provide its consent to such assignment, on and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1. ASSIGNMENT.  Assignor hereby assigns, transfers, grants and conveys to Assignee all of Assignor’s right, title and interest in and to the Lease Documents (the “Lease Assignment”).

2. ASSUMPTION.  Assignee hereby accepts the Lease Assignment, and (i) assumes all of the duties, obligations and liabilities of Assignor arising under or in connection with the Lease Documents that first arise on and after the Effective Date; and (ii) agrees to perform and comply with, as if Assignee were the original lessee thereunder, all of the terms, provisions, covenants and promises which are to be performed and complied with by such lessee under the Lease Documents which first arise on and after the Effective Date.

3. INDEMNITY.

A.           Assignor hereby agrees to indemnify, defend and hold harmless Assignee, its affiliates, subsidiaries, officers, directors, members, partners, employees, and agents, and their respective heirs, personal representatives, successors and assigns, from and against any and all liabilities, losses, damages and claims, and all related costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, in connection with the obligations of Assignor or any of its affiliates under the Lease Documents arising prior to the Effective Date, or otherwise arising with respect to the Lease Documents prior to the Effective Date.

B.           Assignee agrees to indemnify, defend and hold harmless Assignor, its affiliates, subsidiaries, officers, directors, partners, employees, agents, and their respective heirs, personal representatives, successors and assigns, from and against any and all liabilities, losses, damages and claims, and all related costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, in connection with the obligations of the Assignee or any of its affiliates under the Lease Documents arising after the Effective Date, or otherwise arising with respect to Lease Documents on or after the Effective Date.

4.           REPRESENTATIONS AND WARRANTIES OF ASSIGNOR AND ASSIGNEE.

A.           Assignor hereby represents and warrants to Assignee that (a) the signatory executing on behalf of Assignor is duly authorized and has the power and authority to bind Assignor, (b) the Lease attached hereto as Exhibit “A,” the Master Agreement attached hereto as Exhibit “B,” and the Deferred Maintenance Agreement) are the entire agreement between Landlord and Assignor with respect to the Leased Premises, (c) the Lease and Master Agreement are in full force and effect and have not been modified or amended except as described and set forth in this Assignment, and (d) Landlord is not in default under the Lease or Master Agreement, nor has any event occurred or failed to have occurred which, with the giving of notice or the passage of time, or both, would result in Landlord being in default.

B.           Assignee hereby represents and warrants to Assignor that the signatory executing on behalf of Assignee is duly authorized and has the power and authority to bind the Assignee.

5.           COVENANTS AND ACKNOWLEDGMENTS.

A. Assignee acknowledges to Assignor and to Landlord that Assignee claims no rights or interest in the Grove Isle Marina located contiguous to the Leased Premises owned and operated by an affiliate of Landlord, except for rights specifically granted under the terms and conditions contained in the Lease Documents.

B. Contemporaneously with the execution of this Assignment, Assignee (in its capacity as successor Lessee) and Landlord are entering into a Third Amendment to Amended and Restated Lease Agreement (“Third Amendment”) in the form attached hereto as Exhibit “C,” which shall be effective on the Effective Date (the execution and delivery of such Third Amendment being a condition to Landlord’s consenting to the Assignment).  Such Third Amendment shall, among other things, amend the Lease to provide that at all times during the term of the Lease, (i) Lessee shall be required to engage a qualified luxury resort manager to operate the resort (the “Resort”) constituting the Leased Premises (including but not limited to the private club operated from the Leased Premises), (ii) Lessee and its affiliate engaged to manage the Resort must at all times retain their roles, equity interests in and responsibilities to Lessee under the Operating Agreement between Grove Hotel Partners, LLC, as owner and GH-Grove Isle Management LLC, as operator, covering Grove Isle Hotel and Spa, a Grand Heritage Hotel, Miami, Florida, dated November __, 2008 (the “Management Agreement”) and under the Limited Liability Company Agreement of Grove Hotel Partners, LLC dated as of May 14, 2008 (the “Operating Agreement”).  The Third Amendment shall also provide that the failure to maintain a qualified manager at all times shall constitute an event of default under the Lease, and the failure of Resort Manager and Day-to-Day Manager (as defined in the Management Agreement and Operating Agreement) at all times to retain their roles, equity interests in and responsibilities to Lessee under the Management Agreement and Operating Agreement (or being succeeded in both roles and capacities and responsibilities by a “Qualified Assignee” as defined in the Lease) shall also constitute an event of default under the Lease.  In the event of any conflict between the provisions of this Assignment and the provisions of the Third Amendment, the provisions of the Third Amendment shall prevail.

C. Assignee acknowledges that Assignor and Landlord have disclosed to Assignee the existence of a prior threat of litigation by the Grove Isle Condominium Association (the “Association”) with respect to noise and parking issues at or about the Leased Premises (the “Threatened Litigation”).  Assignor hereby represents and warrants that it has disclosed to Assignee the material terms of the Threatened Litigation, as summarized on Exhibit “D” attached hereto, and provided to Assignee all correspondence received by Assignor and/or exchanged by Assignor and Association in connection with the Threatened Litigation.  Assignee further acknowledges that Assignor advised Assignee that at a meeting held on [June 6, 2008] with representatives of the Association, the Association agreed to the terms for remediation of the issues constituting the Threatened Litigation, under the conditions listed on Exhibit “D.”

D. Assignee acknowledges that Assignor and Landlord have disclosed to Assignee the commencement of a bridge repair project to the bridge providing exclusive access to the Grove Isle Condominium complex, the Grove Isle Marina, and the Leased Premises, pursuant to the contract for same, a copy of which is attached hereto as Exhibit “E” (the “Bridge Repair Contract”).  Landlord (as “Developer,” as defined in the “Declaration of Condominium Establishing Grove Isle, a Condominium” (as amended, and recorded in the Public Records of Miami-Dade County, Florida, the “Declaration of Condominium”) or its affiliate, and the Association are financially responsible for the Bridge Repair Contract.

E. Assignee acknowledges that Assignor and Landlord have disclosed to Assignee the intended commencement dates and performance of select maintenance and repair projects at the Leased Premises, which are described in the Deferred Maintenance Agreement, a copy of which is attached hereto as Exhibit “F,” all of which will occur at no cost or liability to Assignee.  The contracted projects consist of:  pool deck paver repair and replacement, bar roof thatch repair and replacement, hallway carpet replacement, and driveway repairs; provided, however, that Assignor and Assignee recognize and agree that Landlord may, in its sole but reasonable discretion, amend or modify the Deferred Maintenance Agreement and/or the projects being accomplished pursuant to it.  Further provided, that nothing herein or in the Deferred Maintenance Agreement does or shall absolve Assignee from its maintenance or other obligations under the Lease Documents after the Effective Date.

F. Assignee acknowledges that pursuant to this Assignment, Assignee becomes by operation of law, the successor holder of Assignor’s “Westgroup Capital Investment” in the amount of Three Million Dollars ($3,000,000.00); that only the terms of the Lease and the Master Agreement, and no extrinsic document or understanding, determine the Lessee’s Capital Investment for purposes of calculating Participation Rent; that Landlord has not heretofore given its consent to increase the Lessee’s Capital Investment to an amount greater than $3,000,000.00; and that any increase in Lessee’s Capital Investment for purposes of calculating Participation Rent shall be subject to the terms and conditions of the Lease and Master Agreement.

G. Nothing contained in this Section 5 shall be deemed to limit the indemnification obligations of Assignor pursuant to Section 3.A of this Assignment.

6.           LANDLORD’S CONSENT.  Subject to the terms and conditions set forth in this Assignment, the Landlord consents to this Assignment, as more particularly set forth above Landlord’s signature.  Except as expressly set forth herein and in Landlord’s Estoppel Certificate of even date (the “Estoppel Certificate”), Landlord makes no covenants, representations or warrantees with respect to any matter in connection with this Assignment and/or the Lease Documents.

7.           LANDLORD’S ESTOPPEL.  Concurrently with the execution and delivery of this Assignment, Landlord has delivered to Assignor and Assignee the Estoppel Certificate, substantially in the form attached hereto as Exhibit “G.”

8.           CHOICE OF LAW.  This Assignment, and the interpretation and enforcement thereof, shall be governed by the laws of the State of Florida (without regard to conflicts of law).  If any party hereto brings any proceeding with respect to the subject matter or the enforcement of this Assignment, the prevailing party (as determined by the court or other authority before which such proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys’ fees, expenses and costs.  Venue for any action arising out of or brought in connection with this Assignment shall be in Miami-Dade County, Florida.  All parties to this Assignment contributed to its preparation, and it shall not be construed more strictly against any one party.

9.           SUCCESSORS.  The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, each of the parties hereto, and to their respective successors, and assigns (although nothing herein shall be deemed to constitute Landlord’s consent to any further assignment of the Lease Documents).

10.           MISCELLANEOUS.

A.           This Assignment may be executed in one or more counterparts (by facsimile or electronic PDF).

B.           Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Lease.

C.           Assignor and Assignee (and Landlord) hereby knowingly, voluntarily, and intentionally waive any right either may have to a trial by jury in respect to any action, proceeding, or counterclaim based on this Assignment.

SIGNATURE PAGE FOLLOWS:

IN WITNESS WHEREOF the parties have executed this Assignment effective on the date first above written.

ASSIGNOR:

WESTGROUP GROVE ISLE ASSOCIATES, LTD.,
a Florida Limited Partnership

By:           Westgroup Partner, Inc. a
California corporation, its sole general partner

By:           /s/ John M. Donoghue
John M. Donoghue, President

ASSIGNEE:

Grove Hotel Partners LLC,
a Delaware Limited Liability Company, its Manager

By:           /s/ John Cullen
John Cullen, President

LANDLORD’S CONSENT FOLLOWS:

LANDLORD’S CONSENT

Landlord hereby (i) consents to the foregoing Assignment, (ii) approves Grand Heritage Hotel Group, LLC, John Cullen and their affiliates as the Resort Manager and Day-to-Day Manager (as defined in the Management Agreement and Operating Agreement), subject to such Resort Manager and Day-to-Day Manager at all times retaining their roles, equity interests in and responsibilities to Lessee under the Management Agreement and Operating Agreement (or being succeeded in both roles and capacities and responsibilities by a “Qualified Assignee” as defined in the Lease).

LANDLORD:

GROVE ISLE ASSOCIATES, LLLP, a Delaware limited liability limited partnership, f/k/a Grove Isle Associates, Ltd.

By:           Courtland Investments, Inc., a
 Delaware corporation,
Its sole general manager

By:           /s/ _____________________________________
Name:
Title: President

EXHIBIT “A”

THE LEASE

•	Amended & Restated Lease Agreement dated November 19, 1996

•	Amendment to Amended and Restated Lease Agreement dated December 10, 1999

•	Second Amendment to Amended and Restated Lease Agreement dated September 15, 2004